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                                                                       EXHIBIT 1


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CRUISE SHIP OLYMPIA EXPLORER CONTINUES VOYAGE

PIRAEUS, GREECE, DECEMBER 18, 2003. Responding to a published report that their vessel OLYMPIA EXPLORER was ordered by the court in Honolulu to remain in Hawaiian waters, ROYAL OLYMPIC CRUISE LINES INC. (Nasdaq:ROCLF) announced today that a temporary restraining order that had been issued by the U.S. Bankruptcy Court at 1 p.m. Wednesday, December 17, was rescinded two hours later. The vessel sailed from Honolulu the same day and is presently continuing the performance of its scheduled cruise among the Hawaiian islands and its voyage to San Diego and Los Angeles.

The vessel OLYMPIA VOYAGER, which also is subject to the Chapter 11 reorganization proceeding pending in Honolulu, sailed from Fort Lauderdale, Florida on Wednesday night on its next scheduled voyage.

For further information, please contact:

Mr. Yiannos Pantazis, CEO, Royal Olympic Cruise Lines, Tel: + 30 210 429 1000 Mr. John Wickham, Royal Olympic Cruise Lines, Tel: + 44 7766 718109
Mr. Jim Lawrence, MTI Network (USA), Tel: + 1 203 406 0106
Mr. Pat Adamson, MTI Network (UK), Tel: + 44 20 7823 9444